UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 24, 2002
Date of Report (Date of earliest event reported)

Mercator Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22667	06-1132156
(Commission File Number)	(IRS Employer Identification No.)

45 Danbury Road, Wilton, CT 06897
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (203) 761-8600

Item 2. Acquisition or Disposition of Assets.

On December 24, 2002, Mercator Software, Inc. (the “Company”) and its wholly-owned subsidiary, Mercator Software Limited (“Mercator-UK”), entered into a Loan and Security Agreement (the “Loan Agreement”) and related agreements with Foothill Capital Corporation (“Foothill”), an affiliate of Wells Fargo Bank, National Association (“Wells Fargo”). The Loan Agreement establishes a three-year term loan and revolving credit facility (the “Credit Facility”) in the aggregate principal amount of $20,000,000. Copies of the Loan Agreement and certain of those related agreements are filed as exhibits to this Current Report.

Pursuant to the Loan Agreement, the Company and Mercator-UK, as the two initial borrowers under the Credit Facility, may borrow, repay and reborrow from time to time, on a joint and several basis, revolving credit loans up to an aggregate principal amount at any one time outstanding of $20,000,000. The actual amount permitted to be borrowed is limited by a borrowing base, and in no event may all outstanding revolving credit loans, when aggregated with outstanding letters of credit and the term loan then outstanding exceed $20,000,000. At closing, no amounts were drawn down under the revolving credit facility. Subject to certain limitations and a possible cash sweep, revolving credit loans need not be repaid prior to the scheduled maturity date (December 24, 2005).

The Loan Agreement also provides for up to an aggregate of $5,000,000 in availability under the revolving credit facility to be used for letters of credit. Letters of credit typically would be issued by Wells Fargo. At the closing, one letter of credit, in the face amount of $2,481,325, was issued under such subfacility.

The Loan Agreement also provides for up to $2,000,000 in availability to be drawn as swingline loans, but only in Foothill’s discretion. If drawn, swingline loans are treated for most purposes under the Loan Agreement as though they were revolving credit loans (including as to the timing of repayments). No swingline loan was drawn down at closing and the Company does not anticipate subsequent need therefor, unless Foothill were to syndicate the Credit Facility.

The Loan Agreement also provides for a term loan of up to $10,000,000, drawable entirely at closing or in multiple installments, with a minimum of $6,000,000 to be drawn at closing. The entire $10,000,000 term loan was drawn down at closing. The outstanding term loan is repayable in equal monthly installments with any portion of the term loan then outstanding being repayable in full on the scheduled maturity date (December 24, 2005). In addition, the term loan must be prepaid to the extent in excess of an amount calculated as 45% of the net orderly liquidation value of recurring maintenance revenues, as detailed in the Loan Agreement.

Revolving credit loans, swingline loans and the term loan may be prepaid at any time prior to the scheduled maturity date, without prepayment premium, except that revolving credit loans bearing interest under the LIBOR option (described below) are subject to a breakage fee if repaid other than on the last day of the applicable LIBOR interest period. In addition, upon any early termination of the Credit Facility (whether voluntarily by the Company or by Foothill following an event of default), the Loan Agreement requires the payment of an early termination fee of 3.00% during the first year, 2.00% during the second year, and 1.00% during the third year, in each case calculated on the original aggregate amount available under the Credit Facility ($20,000,000). A reduced percentage early termination fee may be payable if termination occurs in connection with a “change of control”; and no fee is payable if termination occurs within the final 90 days preceding the scheduled maturity date, or if the Credit Facility is refinanced with a unit of Wells Fargo.

Outstanding revolving credit loans bear interest at a rate per annum based on: (a) a floating rate equal to (i) Wells Fargo’s prime rate plus (ii) 0.25% per annum; and (b) to the extent selected by the Company, a fixed rate based upon (i) 1-, 2-, or 3-month reserve adjusted London interbank offered rate (“LIBOR”) on U.S. Dollar deposits plus (ii) 3.00% per annum. The LIBOR option would not be available for swingline loans, which would bear interest only as described in clause (a). The outstanding term loan bears interest at a rate per annum based on Wells Fargo’s prime rate plus a specified interest rate margin of 0.50%-2.00% per annum (initially, 2.00% per annum); but in any case the term loan is subject to a minimum aggregate interest rate of 6.00% per annum, and no LIBOR option is available for the term loan. The Loan Agreement also provides for an additional 4.00% per annum default rate of interest that would accrue during events of default.

The Company and Mercator-UK have collateralized their obligations under the Credit Facility by their grant of a lien on and security interest in substantially all of their respective assets, regardless of whether such assets comprise part of any applicable borrowing base, except that no pledge has been made of any stock of any other subsidiary of the Company (except Mercator-UK); nor have any assets of any subsidiary of the Company (other than Mercator-UK) been granted as additional collateralization for the Credit Facility.

In connection with the establishment of the Credit Facility, the Company terminated its existing credit facility with Silicon Valley Bank, which had no loans outstanding but which had issued one letter of credit (which remains outstanding and is supported by the Wells Fargo letter of credit described above). Apart from the payment of transaction fees and expenses, the net proceeds of the term loan were added to the Company’s liquidity and, to the extent consistent with the terms and conditions of the Loan Agreement, may be used for the borrowers’ lawful and permitted purposes.

Item 7. Financial Statements and Exhibits.

(c)   Exhibits

10.45	Loan and Security Agreement and ancillary agreements dated as of December 24, 2002 among the Company, Mercator-UK, and Foothill Capital Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercator Software, Inc.
Dated: January 8, 2003

By:	/s/ Roy C. King
Roy C. King
Chairman of the Board of Directors,
Chief Executive Officer and President